Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES SECOND QUARTER FISCAL 2006

FINANCIAL RESULTS

PALO ALTO, Calif. – May 15, 2006 – CPI International, Inc. (Nasdaq: CPII), the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications, today announced financial results for the second fiscal quarter ended March 31, 2006.

In the second quarter of fiscal 2006, CPI International, Inc. (CPI) generated total sales of $86.9 million, an increase from the $84.5 million recorded in the same quarter of the prior year. This increase was primarily driven by growth in sales in the company’s radar and communications markets, the two largest markets CPI serves.

“CPI’s operating and financial performance met our internal expectations during the second quarter, and we are pleased with the continuing strength, growth and profitability of our business,” said Joe Caldarelli, chief executive officer of CPI. “During the quarter, we continued to drive sales growth in our four largest markets, manage our facility consolidation project on schedule and within budget and run our business profitably. The strength of our performance in the second quarter was masked somewhat by the impact of the facility consolidation project that is currently underway.”

In February 2003, CPI entered into an agreement to close and sell the San Carlos, Calif. facility of its Eimac division so that it could consolidate the division’s operations into the company’s existing facilities in nearby Palo Alto, Calif. The facility consolidation project is expected to be completed by September 30, 2006. During fiscal 2005, in preparation for the expected manufacturing disruptions resulting from the relocation, many customers accelerated their demand for Eimac’s medical, communications and industrial products. As a result, in the second quarter of fiscal 2005, as compared to the average for the Eimac unit over the preceding three years, Eimac orders were approximately $6.0 million, or 50 percent, higher, and Eimac sales were approximately $1.0 million, or nine percent, higher. This acceleration of orders and sales into fiscal 2005 contributed to CPI’s unusually strong financial performance during the second and third quarters of fiscal 2005.

The advancement of orders and sales for Eimac products into fiscal 2005, however, has resulted in an expected, offsetting reduction in demand for Eimac’s medical, communications and industrial products in fiscal 2006, resulting in a $4.8 million, or 41 percent, reduction in Eimac sales in the second quarter of fiscal 2006, as compared to the same quarter in fiscal 2005. Eimac sales of medical, communications and industrial products decreased $1.2 million, $2.1 million and $1.4 million, respectively, in the second quarter of fiscal 2006, as compared to the same period in the prior year.

CPI serves six end markets: radar, electronic warfare, medical, communications, industrial and scientific:

•                  In the radar market, the company’s sales increased approximately six percent to $30.3 million in the second quarter of fiscal 2006, as compared to the $28.5 million recorded in the same quarter in the prior year, primarily due to increased sales of its products for a broad range of government and military programs.

•                  In the electronic warfare market, sales increased by approximately six percent from $6.9 million in the second quarter of fiscal 2005 to $7.3 million in the second quarter of fiscal 2006, driven by increased activity on a high-power Active Denial System development program for the U.S. Air Force.

•                  In the medical market, sales increased from $13.9 million in the second quarter of fiscal 2005 to $14.1 million in the same quarter in fiscal 2006, principally due to an approximately 15 percent increase in sales of the company’s medical imaging and radiation therapy products from $11.0 million in the second quarter of fiscal 2005 to $12.6 million in the most recent quarter. Growth in CPI’s medical business during the second quarter was offset by a $1.2 million reduction in medical product sales from the company’s Eimac division due to the facility consolidation.

•                  Sales in the communications market increased approximately eight percent to $28.6 million in the second quarter of fiscal 2006, as compared to $26.4 million in the same quarter in the prior year, primarily driven by growth in amplifier sales for satellite communication applications. This growth was partially offset by a $2.1 million decrease in Eimac communications product sales.

•                  In the industrial market, one of CPI’s smaller markets, sales decreased from $6.4 million in the second quarter of fiscal 2005 to $5.3 million in the second quarter of fiscal 2006, due to a $1.4 million decrease in Eimac industrial product sales as a result of the ongoing consolidation project.

•                  Sales to the company’s smallest market, the scientific market, equaled $1.3 million during the second quarter of fiscal 2006, as compared to the $2.4 million recorded in the same quarter of the prior year. CPI’s scientific business typically consists of large, non-recurring orders, and the timing of an order can significantly impact any one quarter’s results in this market, particularly given the relatively small size of this business.

CPI generated net income of $4.3 million, or $0.29 per share on a diluted basis, in the second quarter of fiscal 2006, a decrease from the $6.3 million, or $0.46 per share on a diluted basis, generated in the same quarter of the prior year, but consistent with the company’s expectations. The majority of this decrease was due to the impact of the consolidation of the company’s Eimac unit and higher interest expense related to higher debt levels and higher interest rates on variable rate debt, which were partially offset by lower amortization of acquisition-related intangibles in the second quarter of fiscal 2006, as compared to the same quarter of the previous year.

During the second quarter of fiscal 2006, CPI achieved EBITDA of $16.1 million, as compared to EBITDA of $18.4 million in the second quarter of fiscal 2005. Both quarters contain non-cash and/or non-recurring charges, including:

•                  In the second quarter of fiscal 2005, the company incurred a $0.4 million non-cash charge related to performance-based stock options. All performance-based stock options have fully vested.

•                  In the second quarter of both fiscal 2005 and 2006, CPI incurred $0.3 million and $1.4 million, respectively, of expenses and move-related inefficiencies in conjunction with the relocation of its San Carlos facility.

During the second quarter of fiscal 2006, the company’s adjusted EBITDA, which excludes these non-cash and non-recurring items, was $17.5 million, or approximately 20 percent of sales, a decrease from the $19.1 million, or approximately 23 percent of sales, recorded in the second quarter of fiscal 2005. This decrease was primarily due to cost variances at the Eimac division related to the division’s lower sales in the second quarter of fiscal 2006 as compared to the same quarter of fiscal 2005, the shipment of products with unusually high profit margins in the second quarter of fiscal 2005, start-up manufacturing costs for new satellite communication products in the second quarter of fiscal 2006 and the impact of the weaker U.S. dollar as compared to the Canadian dollar in fiscal 2006.

As of March 31, 2006, CPI’s cash and cash equivalents totaled $7.8 million, a decrease from the $12.5 million reported as of April 1, 2005. This $4.7 million decrease over the past 12 months was primarily due to $25.0 million in non-operating or non-recurring expenditures, including $14.2 million in capital expenditures related to the Eimac facility consolidation during the year, $2.4 million in after-tax, non-capital expenses for the consolidation, $7.0 million in cash utilized to pay a special cash dividend to stockholders in December 2005 and $1.4 million in costs for the company’s recent initial public offering. Excluding the impact of these items, the increase in cash over the past 12 months equaled $20.3 million. On April 28, 2006, CPI’s common stock began trading on the Nasdaq National Market. The company will use its $47.2 million in net proceeds from this initial public offering to repay term loan amounts outstanding under its senior credit facilities.

“We are very satisfied with the result of CPI’s initial public offering,” said Joel Littman, chief financial officer of CPI. “After applying the proceeds to reduce debt, we have reached a comfortable net debt level of approximately $245 million, and we are well-positioned to continue to grow our business and pay down our debt.”

Financial Community Conference Call

In conjunction with this announcement, CPI will hold a telephonic conference on Tuesday, May 16, 2006 at 11:00 a.m. (EDT) that will be simultaneously broadcast live over the Internet on the company’s Web site. To participate in the conference call, please dial (800) 798-2864, or (617) 614-6206 for international callers, enter participant pass code 94428751 and ask for the CPI International Second Quarter 2006 Financial Results Conference Call. To access the call via the Web, please visit http://investor.cpii.com.

About CPI International, Inc.

CPI International, Inc., headquartered in Palo Alto, California, is the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications. Communications & Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify and transmit high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications. End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of communications; providing power and control for medical diagnostic imaging; generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

Non-GAAP Supplemental Information

EBITDA, adjusted EBITDA and adjusted EBITDA margin presented above and in the financial statements attached hereto are non-generally accepted accounting principles (GAAP) financial measures. EBITDA represents earnings before provisions for income taxes, net interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-cash and non-recurring items. Adjusted EBITDA margin represents adjusted EBITDA divided by sales. For more information regarding these non-GAAP financial measures for the periods presented and a reconciliation of these measures to GAAP financial information, please see the attached financial statements; this press release and the attached financial statements are available in the investor relations section of the company’s Web site at http://investor.cpii.com.

CPI believes that GAAP-based financial information for highly leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA and adjusted EBITDA margin so that investors better understand the company’s operating performance in connection with their analysis of the company’s business. In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, as a component in the calculation of management bonuses, to monitor compliance with certain covenants of its senior credit facility and to make day-to-day operating decisions. Other companies may define EBITDA, adjusted EBITDA and adjusted EBITDA margin differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA and adjusted EBITDA margin of other companies. Because EBITDA, adjusted EBITDA and adjusted EBITDA margin do not include certain material costs, such as interest and taxes, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), cash flows from operating activities, net income margin or other statements of operations or statements of cash flows data prepared in accordance with GAAP.

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Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide our current expectations, beliefs or forecasts of future events. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward looking statements. These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; U.S. government contracts laws and regulations; changes in technology; the impact of unexpected costs; inability to obtain raw materials and components; and currency fluctuations. These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission. As a result of these uncertainties, you should not place undue reliance on these forward-looking statements. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:

Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
 (in thousands, except share and per share data — unaudited)

	Quarter Ended
	March 31, 2006	April 1, 2005
Sales	$86,929	$84,463

Cost of sales	61,185	55,386

Gross profit	25,744	29,077

Operating costs and expenses:
Research and development	1,941	1,858
Selling and marketing	4,680	4,585
General and administrative	4,676	5,658
Amortization of acquisition-related intangible assets	546	1,486
Net loss on disposition of assets	143	192
Total operating costs and expenses	11,986	13,779

Operating income	13,758	15,298

Interest expense, net	6,400	4,732

Income before income taxes	7,358	10,566

Income tax expense	3,013	4,246
Net income	$4,345	$6,320

Other comprehensive income, net of tax
Net unrealized loss on cash flow hedges	(306)	(433)
Comprehensive income	$4,039	$5,887

Net income per share:
Basic	$0.33	$0.48
Diluted	$0.29	$0.46
Shares used to compute net income per share:
Basic	13,078,954	13,078,954
Diluted	14,784,947	13,849,673

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
 (in thousands, except share and per share data — unaudited)

	Six Months Ended
	March 31, 2006	April 1, 2005
Sales	$169,308	$158,196
Cost of sales, including $351 of amortization of acquisition-related inventory write-up for the six months ended April 1, 2005	118,356	105,415

Gross profit	50,952	52,781

Operating costs and expenses:
Research and development	3,851	3,306
Selling and marketing	9,704	8,653
General and administrative	11,978	9,627
Amortization of acquisition-related intangible assets	1,094	6,392
Net loss on disposition of assets	208	248
Total operating costs and expenses	26,835	28,226

Operating income	24,117	24,555

Interest expense, net	12,464	8,812

Income before income taxes	11,653	15,743

Income tax expense	5,093	6,325
Net income	$6,560	$9,418

Other comprehensive income, net of tax
Net unrealized (loss) gain on cash flow hedges	(489)	383
Comprehensive income	$6,071	$9,801

Net income per share:
Basic	$0.50	$0.72
Diluted	$0.44	$0.68
Shares used to compute net income per share:
Basic	13,078,954	13,078,954
Diluted	14,776,514	13,788,835

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data – unaudited)

	March 31,	September 30,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$7,801	$26,511
Restricted cash	1,127	1,287
Accounts receivable, net	46,463	39,295
Inventories	53,101	50,620
Deferred tax assets	11,611	12,346
Prepaids and other current assets	3,470	3,981
Total current assets	123,573	134,040
Property, plant and equipment, net	85,995	83,624
Deferred debt issue costs, net	10,339	11,061
Intangible assets, net	76,716	77,941
Goodwill	145,462	145,462
Other long-term assets	3,681	2,416
Total assets	$445,766	$454,544

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$20,879	$21,421
Accrued expenses	25,588	27,247
Product warranty	6,418	6,359
Income taxes payable	2,951	1,546
Advance payments from customers	6,866	12,067
Total current liabilities	62,702	68,640
Deferred income taxes	33,596	35,556
Advance payments from sale of San Carlos property	13,450	13,450
Long-term debt	294,258	284,231
Other long-term liabilities	21	—
Total liabilities	404,027	401,877
Commitments and contingencies
Stockholders’ Equity:
Common stock ($0.01 par value, 90,000,000 shares authorized; 13,078,954 shares issued and outstanding)	131	131
Additional paid-in capital	17,596	34,595
Accumulated other comprehensive income	1,132	1,621
Retained earnings	22,880	16,320
Total stockholders’ equity	41,739	52,667
Total liabilities and stockholders’ equity	$445,766	$454,544

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands — unaudited)

	Six Months Ended
	March 31,	April 1,
	2006	2005
Operating Activities
Net cash (used in) provided by operating activities	$(4,515)	$4,875
Investing Activities
Deferred expenses relating to sale of San Carlos property	(4)	(203)
Purchase of Econco, net of cash acquired	—	(18,685)
Capital expenditures	(5,817)	(4,428)
Net cash used in investing activities	(5,821)	(23,316)
Financing Activities
Proceeds from issuance of floating rate senior notes	—	79,200
Payments for debt issue costs	—	(3,375)
Proceeds from (repayments on) senior term loan	10,000	(9,550)
Special cash dividends	(17,000)	(75,809)
Payment of IPO costs	(1,374)	—
Repayments on capital leases	—	(20)
Net cash used in financing activities	(8,374)	(9,554)
Net Decrease in Cash and Cash Equivalents	(18,710)	(27,995)
Cash and cash equivalents at beginning of period	26,511	40,476
Cash and cash equivalents at end of period	$7,801	$12,481

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$12,378	$7,066
Cash paid for taxes, net of refunds	$4,607	$7,699

CPI International, Inc.
and Subsidiaries

SUPPLEMENTAL INFORMATION
(in thousands – unaudited)

		Quarter Ended		Six Months Ended
		March 31,	April 1,	March 31,	April 1,
		2006	2005	2006	2005
Net income		$4,345	$6,320	$6,560	$9,418
Depreciation and amortization		2,295	3,150	4,451	9,369
Interest expense, net		6,400	4,732	12,464	8,812
Income tax expense		3,013	4,246	5,093	6,325
EBITDA		16,053	18,448	28,568	33,924

Add As Defined Adjustments:
Compensation expense from performance-based stock options	(1)	—	387	—	432
Amortization of acquisition-related inventory write-up	(2)	—	—	—	351
Special bonus	(3)	—	—	3,250	—
Move-related expenses	(4)	1,400	300	2,523	376
Gross Adjustments		1,400	687	5,773	1,159
Adjusted EBITDA		$17,453	$19,135	$34,341	$35,083

Adjusted EBITDA margin	(5)	20.1%	22.7%	20.3%	22.2%
Net income margin	(6)	5.0%	7.5%	3.9%	6.0%

(1)	Represents a non-cash charge related to employee performance-based stock options. All employee performance-based stock options are now vested.

(2)	Represents a non-cash charge related to purchase accounting for the acquisition of Econco Broadcast Service, Inc.

(3)	Represents a one-time special bonus to employees and directors (other than directors who are employees or affiliates of The Cypress Group) to reward them for the increase in company value.

(4)	Represents expenses and move-related inefficiencies related to the relocation of our San Carlos, California facility to our Palo Alto, California and Mountain View, California facilities.

(5)	Represents adjusted EBITDA divided by sales.

(6)	Represents net income divided by sales.